Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2006 Equity Incentive Plan and the 1999 Employee Stock Purchase Plan of Sequenom, Inc. of our reports dated April 1, 2013, with respect to the consolidated financial statements and schedule of Sequenom, Inc. and the effectiveness of internal control over financial reporting of Sequenom, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Diego, California

June 21, 2013